Exhibit 99.1

Driving Simulators Added to VirTra’s Product Line and $1.9 Million Contract Award Secured from the Department of State

TEMPE, Ariz. — March 20, 2019 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of training simulators for the law enforcement, military, educational and commercial markets, has officially launched its driving simulator product line and, in conjunction, secured a $1.9 million, inaugural contract for driving simulators from the Department of State for the Republic of Mexico.

VirTra has worked in tandem with its strategic partners to develop a vehicle-based simulator, complete with next-generation graphics and a variety of other competitive features. The system is designed to provide a next-generation, safe and reliable environment for efficient skill transfer for law enforcement driver training. Under the terms of the agreement with the Department of State, VirTra will deliver 11 driving simulators to the Republic of Mexico over the coming year. The majority of the $1.9 million in revenue is expected to be recognized later this year.

“VirTra’s focus remains on effective training for our customers and our expansion into driving simulators for police is a natural extension of our product line,” said Bob Ferris, CEO and Chairman of VirTra. “It is incredibly encouraging to see our first significant order for this new simulator come from a long-standing customer. Previously, we have successfully deployed 54 simulators to the Republic of Mexico, and we are happy to be adding to that number with a new type of simulator. I’m incredibly proud of the work the team has done on this product, and we look forward to the many benefits our customers and stakeholders will receive from this new driving simulator.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly-effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Media Contact:
Susan Lehman

Slehman@virtra.com

510-599-6555

Investor Relations Contact:

Matt Glover or Charlie Schumacher

VTSI@liolios.com

949-574-3860